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                                                                     Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                                  ANNOUNCEMENT
         RESOLUTIONS PASSED AT A BOARD MEETING HELD ON 28TH APRIL, 2005
                           UNUSUAL MOVEMENT IN RECENT
                                 TRADING VOLUME

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   The Company announces certain resolutions passed by its board of the directors on 28th April, 2005. The Company also noted the recent increase in the trading volume of its H shares, and makes certain statements included in this announcement at the request of the Hong Kong Stock Exchange.
--------------------------------------------------------------------------------


RESOLUTIONS PASSED AT A BOARD MEETING HELD ON 28TH APRIL, 2005

In compliance with the disclosure requirements under Hong Kong Listing Rule 13.09(2), China Eastern Airlines Corporation Limited (the "COMPANY") announces that a board meeting was held on 28th April, 2005, and certain resolutions were approved at the meeting including the following matters:

1. The Company's 2005 first quarterly report and financial statements, which, as prepared in compliance with the relevant PRC requirements, are unaudited and are prepared in accordance with PRC Accounting Standards and Regulations. Such results are published in an announcement being made by the Company by virtue of the disclosure requirements under Hong Kong Listing Rule 13.09(2).

2. The Company has decided that the following matters will be proposed for consideration by the Company's shareholders at its forthcoming 2004 annual general meeting (the "AGM"):

     (i) The proposed re-appointments of Shanghai Zhonghua Certified Public Accountants and PricewaterhouseCoopers, Certified Public Accountants, Hong Kong as the Company's domestic auditors and international auditors, respectively, for the financial year ending 31st December, 2005.

     (ii) Certain amendments proposed to be made to the Company's articles of association as required principally under certain relevant and applicable PRC regulatory requirements. Such proposed amendments are subject to approval by way of a special resolution by the Company's shareholders at the AGM, and details of the

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           amendments will be set out in the notice of the AGM to be issued by the Company in due course.

     (iii) Further to the Company's announcements dated 13th October, 2004, 17th March, 2005 and 21st April, 2005, as required by the Hong Kong Stock Exchange, the Company currently intends to confirm and ratify at the AGM its various aircraft purchase agreements entered into with Airbus SAS and the transactions thereunder as described in these announcements.

The Company will, as considered appropriate, propose further resolutions to be passed by its shareholders at the AGM, and will make further announcement to inform shareholders about details of the AGM at the time when it gives its notice of the AGM.


UNUSUAL MOVEMENT IN RECENT TRADING VOLUME

The Company also noted the recent increase in the trading volume of its H shares, and makes the following statements at the request of the Hong Kong Stock Exchange.

The Company, as stated in its announcement of 11th October, 2002, may pursue acquisition(s) from its controlling shareholder, China Eastern Air Holding Company, of certain assets and liabilities relating to aviation businesses of Northwest airlines and Yunnan airlines when opportunities materialise, and numerous discussions have since been taking place in exploring the details to this end. The Company may also from time to time discuss with industry player(s) to pursue aircraft acquisition(s) as required in its ordinary course of business (including, but not limited to, the various aircraft purchase transactions recently announced by the Company). Nonetheless, except as previously disclosed, details or further information as to whether, how and when such acquisition(s), and the principal terms upon which they might be implemented, are currently yet to be considered and finalised, and no relevant agreement has been reached. If and when any such possible acquisition takes place and the formal agreement(s) is/are signed, the Company will comply with the applicable regulatory requirements under the relevant listing rules. Save as previously or herein disclosed, the Company's directors are not aware of any other negotiations or agreements relating to intended acquisitions or realisations which are discloseable under the relevant provisions of the Hong Kong Listing Rules.

The above statements are made by the order of the Company's board of the directors, who individually and jointly accept responsibility for the accuracy of these statements.


                                      By order of the board of the directors of
                                               CHINA EASTERN AIRLINES
                                                CORPORATION LIMITED
                                                     LUO ZHUPING
                                            Director and Company Secretary

The Company's directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
28th April, 2005

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